Investor Contact:
Mark Rupe
Express, Inc.
Vice President, Investor Relations
(614) 474-4465

Media Contact:
Robin Hoffman
Express, Inc.
Director, Communications
(614) 474-4834

EXPRESS, INC. REPORTS FIRST QUARTER 2017 EPS IN LINE WITH GUIDANCE;
INTRODUCES SECOND QUARTER GUIDANCE AND REVISES FULL YEAR 2017 OUTLOOK

•	First quarter net sales decreased by 7% to $467.0 million

•	First quarter loss of $0.06 per share, including a net negative $0.03 per share impact related to certain discrete tax items and the exit of Canada

•	E-commerce sales increased 27% in the first quarter, accounting for 21% of net sales

•	Remain on track to deliver $20 million in cost savings in 2017

•	First quarter operating cash flow improved by $16.6 million; strong balance sheet maintained with more than $190 million in cash and no debt

Columbus, Ohio - June 1, 2017 - Express, Inc. (NYSE: EXPR), a specialty retail apparel company, announced its financial results for the first quarter of 2017. These results, which cover the thirteen weeks ended April 29, 2017, are compared to the thirteen weeks ended April 30, 2016.
David Kornberg, the Company’s president and chief executive officer, stated: “We are pleased with the recent trends in our business and believe that our initiatives are gaining traction in a challenging retail environment. E-commerce sales accelerated in the first quarter, increasing 27%, and are on track for another record year. Store performance is also showing sequential progress. This led to a comparable sales improvement as we moved through the first quarter, a trend that has continued into the second quarter."
Mr. Kornberg continued, "As we look to the balance of the year, we are increasingly optimistic about our ability to drive improved performance. We are excited about our summer and fall assortments and expect continued sales momentum in our e-commerce business, along with sequential improvement in stores. Our work on customer loyalty is showing meaningful progress with improving customer acquisition trends, and our omni-channel initiatives are on track with the successful pilot of 'ship from store'. We remain focused on carefully managing our cost base, further optimizing our store footprint, and improving profitability. Our balance sheet remains strong with more than $190 million in cash and no debt, and we continue to have solid cash flow. We strongly believe we have the right initiatives in place and are committed to driving shareholder value.”

First Quarter 2017 Operating Results:

•	Net sales decreased 7% to $467.0 million from $502.9 million in the first quarter of 2016.

•	Comparable sales (including e-commerce sales) decreased 10%, compared to a 3% decrease in the first quarter of 2016.

•	E-commerce sales increased 27% year over year to $97.6 million.

•
Merchandise margin declined by 380 basis points, driven by increased promotional activity. Buying and occupancy as a percentage of net sales rose by 240 basis points. In combination, this resulted in a 620 basis point decline in gross margin, representing 27.2% of net sales compared to 33.4% in last year’s first quarter.

•
Selling, general, and administrative (SG&A) expenses were $130.1 million versus $135.8 million in last year's first quarter. As a percentage of net sales, SG&A expenses increased by 90 basis points year over year to 27.9%.

•	Restructuring costs of $6.3 million in the first quarter of 2017 represent costs incurred related to the exit of Canada, including the impairment of Canadian assets in the amount of $5.5 million.

•	Operating loss was $9.7 million and includes a $6.3 million impact related to the exit of Canada. This compares to operating income of $31.8 million in the first quarter of 2016.

•
Income tax benefit was $6.0 million, at an effective tax rate of 57.0%, compared to income tax expense of $7.9 million, at an effective tax rate of 38.0% in last year's first quarter. The effective tax rate for the first quarter of 2017 includes a tax benefit of $7.3 million related to the exit of Canada, partially offset by a net tax impact of approximately $3.2 million attributable to certain discrete items that occurred during the first quarter.

•
Net loss was $4.5 million, or $0.06 per diluted share, and includes a negative $0.04 per diluted share impact related to the aforementioned discrete tax items and a net benefit of $0.01 per diluted share related to the exit of Canada. This compares to net income of $12.9 million, or $0.16 per diluted share, in the first quarter of 2016. First quarter 2016 net income included $11.4 million of non-core expenses related to the amendment of the Times Square Flagship store lease.

•	Real estate activity for the first quarter of 2017 is presented in Schedule 5.
First Quarter 2016 Balance Sheet Highlights:

•	Cash and cash equivalents totaled $191.0 million versus $111.0 million at the end of the first quarter of 2016.

•	Capital expenditures totaled $14.6 million for the thirteen weeks ended April 29, 2017 compared to $18.2 million for the thirteen weeks ended April 30, 2016.

•	Inventory was $287.5 million compared to $281.3 million at the end of the prior year’s first quarter, a 2% increase.

2017 Guidance:
The table below compares the Company's projected results for the thirteen week period ended July 29, 2017 to the actual results for the thirteen week period ended July 30, 2016.

	Second Quarter 2017 Guidance	Second Quarter 2016 Actual Results
Comparable Sales	Negative mid single digits	-8%
Effective Tax Rate	Approximately 31%	40.8%
Interest Expense, Net	$0.7 million	$0.5 million
Net Income	($19) to ($16) million(1)	$10.1 million
Adjusted Net Income	($2) to $1 million(2)	N/A
Diluted Earnings Per Share (EPS)	($0.24) to ($0.20)(1)	$0.13
Adjusted Diluted EPS	($0.03) to $0.01(2)	N/A
Weighted Average Diluted Shares Outstanding	78.8 million	78.9 million
(1) Includes estimated impact of the exit of Canada in the amount of approximately $17 million, or $0.21 per share, which represents the mid-point of the $15 to $19 million guidance range.
(2) Adjusted Net Income and Adjusted Diluted EPS are non-GAAP financial measures. Refer to Schedule 4 for a reconciliation of GAAP to non-GAAP financial measures.
The table below compares the Company's projected results for the 53 week period ended February 3, 2018 to the actual results for the 52 week period ended January 28, 2017.

	Full Year 2017 Guidance	Full Year 2016 Actual Results
Comparable Sales	Negative low single digits	-9%
Effective Tax Rate	Approximately 41%	36.6%
Interest Expense, Net	$3 million	$13.5 million(3)
Net Income	$16 to $22 million(1)	$57.4 million(3)
Adjusted Net Income	$32 to $38 million(2)	$64.3 million(2)
Diluted EPS	$0.21 to $0.28(1)	$0.73(3)
Adjusted Diluted EPS	$0.41 to $0.48(2)	$0.81(2)
Weighted Average Diluted Shares Outstanding	79.1 million	79.0 million
Capital Expenditures	$62 to $67 million	$98.7 million
(1) Includes estimated net impact of the exit of Canada in the amount of approximately $16 million, or $0.20 per share, which represents the mid-point of the $14 to $18 million guidance range.
(2) Adjusted Net Income and Adjusted Diluted EPS are non-GAAP financial measures. Refer to Schedule 4 for a reconciliation of GAAP to Non-GAAP financial measures.
(3) Includes approximately $11.4 million, or $6.9 million net of tax and $0.08 per share, of non-core items related to an amendment to the Times Square Flagship store lease.
The Company's full year 2017 GAAP net income and diluted EPS guidance includes a net negative $14 to $18 million, or $0.18 to $0.23 per share, impact from the exit of Canada and a net negative $0.04 per share impact related to discrete tax items incurred in the first quarter of 2017.

The Company's full year 2017 non-GAAP adjusted diluted EPS guidance includes a net negative $0.04 per share impact incurred in the first quarter of 2017 related to discrete tax items and excludes a negative $14 to $18 million, or $0.18 to $0.23 per share, impact from the exit of Canada. This guidance does not take into account any additional non-core items that may occur.
See Schedule 5 for a discussion of projected real estate activity.
Conference Call Information:
A conference call to discuss first quarter 2017 results is scheduled for June 1, 2017 at 9:00 a.m. Eastern Time (ET). Investors and analysts interested in participating in the call are invited to dial (877) 705-6003 approximately ten minutes prior to the start of the call. The conference call will also be webcast live at: http://www.express.com/investor and remain available for 90 days. A telephone replay of this call will be available at 12:00 p.m. ET on June 1, 2017 until 11:59 p.m. ET on June 8, 2017 and can be accessed by dialing (844) 512-2921 and entering replay pin number 13661836.
About Express, Inc.:
Express is a specialty apparel and accessories retailer of women's and men's merchandise, targeting the 20 to 30- year-old customer. Express has more than 35 years of experience offering a distinct combination of fashion and quality for multiple lifestyle occasions at an attractive value addressing fashion needs across work, casual, jeanswear, and going-out occasions. The Company currently operates more than 650 retail and factory outlet stores, located primarily in high-traffic shopping malls, lifestyle centers, and street locations across the United States, Canada, and Puerto Rico. Express merchandise is also available at franchise locations and online in Latin America. Express also markets and sells its products through its e-commerce website, www.express.com, as well as on its mobile app.
Forward-Looking Statements:
Certain statements are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that does not directly relate to any historical or current fact and include, but are not limited to, (1) guidance and expectations for the second quarter and full year 2017, including statements regarding expected comparable sales, e-commerce sales, store performance, effective tax rates, interest expense, net income, adjusted net income, diluted earnings per share, adjusted diluted earnings per share, and capital expenditures, (2) statements regarding expected store openings, store closures, and gross square footage, and (3) statements regarding the Company's future plans and initiatives, including, but not limited to, results expected from such initiatives. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict, and significant contingencies, many of which are beyond the Company's control. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are (1) changes in consumer spending and general economic conditions; (2) our ability to identify and respond to new and changing fashion trends, customer preferences, and other related factors; (3) fluctuations in our sales, results of operations, and cash levels on a seasonal basis and due to a variety of other factors, including, our product offerings relative to customer demand, the mix of merchandise we sell, promotions, and inventory levels; (4) competition from other retailers; (5) customer traffic at malls, shopping centers, and at our stores and online; (6) our dependence on a strong brand image; (7) our ability to develop and maintain a relevant and reliable omni-channel experience for our customers; (8) the failure or breach of information systems upon which we rely; (9) our ability to protect customer data from fraud and theft; (10) our dependence upon third parties to manufacture all of our merchandise; (11) changes in the cost of raw materials, labor, and freight; (12) supply chain or other business disruption; (13) our dependence upon key executive management; (14) our ability to achieve our strategic objectives, including improving profitability through a balanced approach to growth, increasing brand awareness and elevating our customer experience, transforming and leveraging information technology systems, and investing in the growth and development of our people; (15) our substantial lease obligations; (16) our reliance on third parties to provide us with certain key services for our business; (17) claims made against us resulting in litigation or changes in laws and regulations applicable to our business; (18) our inability to protect our trademarks or other intellectual property rights which may preclude the use of our trademarks or other intellectual property around the world; (19) restrictions imposed on us under the terms of our asset-based loan facility; (20) impairment charges on long-lived assets; and (21) changes in tax requirements, results of tax audits, and other factors that may cause fluctuations in our effective tax rate. Additional information concerning these and other factors can be found in Express, Inc.'s filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as required by law.

Schedule 1
Express, Inc.
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	April 29, 2017	January 28, 2017	April 30, 2016
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$190,992	$207,373	$111,033
Receivables, net	16,218	15,787	16,538
Inventories	287,496	241,424	281,348
Prepaid minimum rent	31,109	31,626	30,677
Other	21,785	17,923	19,863
Total current assets	547,600	514,133	459,459

PROPERTY AND EQUIPMENT	1,039,467	1,029,176	958,626
Less: accumulated depreciation	(599,126)	(577,890)	(511,352)
Property and equipment, net	440,341	451,286	447,274

TRADENAME/DOMAIN NAMES/TRADEMARKS	197,618	197,618	197,597
DEFERRED TAX ASSETS	7,797	7,926	21,461
OTHER ASSETS	13,413	14,226	1,909
Total assets	$1,206,769	$1,185,189	$1,127,700

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$197,751	$172,668	$146,019
Deferred revenue	25,179	29,428	27,773
Accrued expenses	112,344	80,301	169,260
Total current liabilities	335,274	282,397	343,052

DEFERRED LEASE CREDITS	147,313	146,328	142,115
OTHER LONG-TERM LIABILITIES	90,910	120,777	48,962
Total liabilities	573,497	549,502	534,129

COMMITMENTS AND CONTINGENCIES

Total stockholders’ equity	633,272	635,687	593,571
Total liabilities and stockholders’ equity	$1,206,769	$1,185,189	$1,127,700

Schedule 2
Express, Inc.
Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	Thirteen Weeks Ended
	April 29, 2017	April 30, 2016
NET SALES	$467,029	$502,909
COST OF GOODS SOLD, BUYING AND OCCUPANCY COSTS	340,031	335,161
Gross profit	126,998	167,748
OPERATING EXPENSES:
Selling, general, and administrative expenses	130,072	135,762
Restructuring costs	6,271	—
Other operating (income) expense, net	401	165
Total operating expenses	136,744	135,927

OPERATING (LOSS)/INCOME	(9,746)	31,821

INTEREST EXPENSE, NET	797	11,731
OTHER EXPENSE (INCOME), NET	(12)	(690)
(LOSS)/INCOME BEFORE INCOME TAXES	(10,531)	20,780
INCOME TAX (BENEFIT)/EXPENSE	(6,000)	7,898
NET (LOSS)/INCOME	$(4,531)	$12,882

EARNINGS PER SHARE:
Basic	$(0.06)	$0.16
Diluted	$(0.06)	$0.16

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	78,446	79,063
Diluted	78,446	79,914

Schedule 3
Express, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Thirteen Weeks Ended
	April 29, 2017	April 30, 2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss)/income	$(4,531)	$12,882
Adjustments to reconcile net (loss)/income to net cash provided by operating activities:
Depreciation and amortization	22,893	16,783
Loss on disposal of property and equipment	403	290
Impairment charge	5,512	—
Amortization of lease financing obligation discount	—	11,354
Share-based compensation	4,018	4,368
Deferred taxes	1,133	(235)
Landlord allowance amortization	(3,126)	(2,138)
Changes in operating assets and liabilities:
Receivables, net	(442)	5,633
Inventories	(46,220)	(25,600)
Accounts payable, deferred revenue, and accrued expenses	20,635	(42,534)
Other assets and liabilities	676	3,536
Net cash provided by/(used in) operating activities	951	(15,661)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(14,623)	(18,247)
Net cash used in investing activities	(14,623)	(18,247)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on lease financing obligations	(414)	(389)
Repayments of financing arrangements	(303)
Proceeds from exercise of stock options	—	2,703
Repurchase of common stock under share repurchase program	—	(41,527)
Repurchase of common stock for tax withholding obligations	(1,534)	(4,340)
Net cash used in financing activities	(2,251)	(43,553)

EFFECT OF EXCHANGE RATE ON CASH	(458)	1,591

NET DECREASE IN CASH AND CASH EQUIVALENTS	(16,381)	(75,870)
CASH AND CASH EQUIVALENTS, Beginning of period	207,373	186,903
CASH AND CASH EQUIVALENTS, End of period	$190,992	$111,033

Schedule 4

Supplemental Information - Consolidated Statements of Income
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)
The Company supplements the reporting of its financial information determined under United States generally accepted accounting principles (GAAP) with certain non-GAAP financial measures: adjusted operating income, adjusted net income and adjusted diluted earnings per share. The Company believes that these non-GAAP measures provide additional useful information to assist stockholders in understanding its financial results and assessing its prospects for future performance. Management believes adjusted operating income, adjusted net income, and adjusted diluted earnings per share are important indicators of the Company's business performance because they exclude items that may not be indicative of, or are unrelated to, the Company's underlying operating results, and provide a better baseline for analyzing trends in the business. In addition, adjusted operating income and adjusted diluted earnings per share are used as a performance measures in the Company's incentive compensation program and the Company's executive compensation program for purposes of determining the number of equity awards that are ultimately earned. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported operating income, reported net income, or reported diluted earnings per share. These non-GAAP financial measures reflect an additional way of viewing the Company's operations that, when viewed with the GAAP results and the below reconciliations to the corresponding GAAP financial measures, provide a more complete understanding of the Company's business. Management strongly encourages investors and stockholders to review the Company's financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

	Thirteen Weeks Ended April 29, 2017
(in thousands, except per share amounts)	Operating Loss	Net Loss	Diluted Earnings per Share		Weighted Average Diluted Shares Outstanding
Reported GAAP Measure	$(9,746)	$(4,531)	$(0.06)		78,446
Impact of Canadian Exit	6,271	6,271	0.08
Income Tax Benefit - Canadian Exit	—	(7,297)	(0.09)
Adjusted Non-GAAP Measure	$(3,475)	$(5,557)	$(0.07)	(a)

(a)	Adjusted net loss of $0.07 per diluted share includes $0.04 per diluted share of income tax expense for discrete tax items that were not included in the Company's first quarter 2017 guidance.

	Thirteen Weeks Ended April 30, 2016
(in thousands, except per share amounts)	Net Income	Diluted Earnings per Share	Weighted Average Diluted Shares Outstanding
Reported GAAP Measure	$12,882	$0.16	79,914
Interest Expense (a)	11,354	0.14
Income Tax Benefit (b)	(4,428)	(0.06)
Adjusted Non-GAAP Measure	$19,808	$0.25

(a)	Represents non-core items related to the amendment of the Times Square Flagship store lease.

(b)	Represents the tax impact of the interest expense adjustment at our statutory rate of approximately 39% for the thirteen weeks ended April 30, 2016.

Schedule 4 (Continued)

Supplemental Information - Consolidated Statements of Income
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)

	Thirteen Weeks Ended July 29, 2017
(in thousands, except per share amounts)	Projected Net Income	Projected Diluted Earnings per Share	Projected Weighted Average Diluted Shares Outstanding
Projected GAAP Measure*	$(17,500)	$(0.22)	78,815
Projected Impact of Canadian Exit	25,000	0.32
Projected Income Tax Benefit - Canadian Exit	(8,000)	(0.10)
Projected Adjusted Non-GAAP Measure*	$(500)	$(0.01)
* Represents mid-point of guidance range.

	Fifty-Three Weeks Ended February 3, 2018
(in thousands, except per share amounts)	Projected Net Income	Projected Diluted Earnings per Share	Projected Weighted Average Diluted Shares Outstanding
Projected GAAP Measure*	$19,300	$0.24	79,069
Projected Impact of Canadian Exit	31,000	$0.39
Projected Income Tax Benefit - Canadian Exit	(15,300)	$(0.19)
Projected Adjusted Non-GAAP Measure*	$35,000	$0.44
* Represents mid-point of guidance range.
The Company's full year 2017 GAAP net income and diluted EPS guidance includes a net negative $14 to $18 million, or $0.18 to $0.23 per share, impact from the exit of Canada and a net negative $0.04 per share impact related to discrete tax items incurred in the first quarter of 2017.
The Company's full year 2017 non-GAAP adjusted diluted EPS guidance includes a net negative $0.04 per share impact incurred in the first quarter of 2017 related to discrete tax items and excludes a negative $14 to $18 million, or $0.18 to $0.23 per share, impact from the exit of Canada. This guidance does not take into account any additional non-core items that may occur.

Schedule 4 (Continued)

Supplemental Information - Consolidated Statements of Income
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)

	Fifty-Two Weeks Ended January 28, 2017
(in thousands, except per share amounts)	Net Income	Diluted Earnings per Share	Weighted Average Diluted Shares Outstanding
GAAP Measure	$57,417	$0.73	79,049
Interest Expense (a)	11,354	0.14
Income Tax Benefit (b)	(4,428)	(0.06)
Adjusted Non-GAAP Measure (c)	$64,343	$0.81

(a)	Represents non-core items related to the amendment of the Times Square Flagship store lease.

(b)	Represents the tax impact of the interest expense adjustment at our statutory rate of approximately 39% for the fifty-two weeks ended January 28, 2017.

(c)	Includes a net tax benefit of approximately $2.9 million, or $0.04 per diluted share, attributable to certain discrete items.

Schedule 5
Express, Inc.
Real Estate Activity
(Unaudited)

First Quarter 2017 - Actual				April 29, 2017 - Actual
Company-Operated Stores	Opened	Closed	Conversion	Store Count	Gross Square Footage
United States - Retail Stores	—	(9)	—	526
United States - Outlet Stores	5	—	—	109
Canada	—	—	—	17
Total	5	(9)	—	652	5.6 million

Second Quarter 2017 - Projected				July 29, 2017 - Projected
Company-Operated Stores	Opened	Closed	Conversion	Store Count	Gross Square Footage
United States - Retail Stores	—	(4)	(20)	502
United States - Outlet Stores	4	—	20	133
Canada	—	(17)	—	—
Total	4	(21)	—	635	5.4 million

Full Year 2017 - Projected				February 3, 2018 - Projected
Company-Operated Stores	Opened	Closed	Conversion	Store Count	Gross Square Footage
United States - Retail Stores	—	(20)	(20)	495
United States - Outlet Stores	19	—	20	143
Canada	—	(17)	—	—
Total	19	(37)	—	638	5.5 million